UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2022

AMERICAN BIO MEDICA CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY 12106

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 518-758-8158

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ABMC	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 19, 2022, American Bio Medica Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Healgen Scientific Limited Liability Company, a Texas limited liability company (the “Buyer”), pursuant to which the Company agreed, subject to the approval of the Company’s shareholders, to sell substantially all of the operating assets of ABMC (excluding the Company’s cash, accounts receivables arising prior to the closing date, and certain other assets) to the Buyer (the “Sale”).

The Company believes the losses it has reported over the last several years and most recently the significant loss reported for the nine months ended September 30, 2022 will continue as (i) its primary business (onsite drugs of abuse tests) has become a commoditized market where price is the primary consideration for purchase and the Company cannot compete with the low pricing offered by its competitors who manufacture outside of the United States when the Company manufactures its drug testing products completely in the United Stated and (ii) the Company has not been able to obtain new business to replace the significant loss of business (which began in late 2021) from its largest customer and was exacerbated by the continuing impact of the Covid-19 pandemic.

Part of this inability to attain new customers is due to expense reductions the Company has undertaken over the last several years to combat losses. Many of these expense reductions, such as reduced selling and marketing and research and development expenditures, along with reduced and deferred salaries of a number of employees, are incompatible with growing the Company’s business both in the short and the long term. In addition, the Company’s cash position has deteriorated, and continues to deteriorate, due to operating losses and payments required under its debt facilities.

The Company has made efforts to obtain additional financing, and seek out other strategic alternatives and retained a financial consultant in early 2022 to assist with these efforts. However, with the current financial condition of the Company, the Company cannot obtain additional financing and, apart from the Sale in accordance with the Asset Purchase Agreement, the Company has not been able to find any suitable alternative.

After carefully weighing the facts and circumstances associated with the Sale to the Buyer, as well as alternative courses of action, the Company’s Board of Directors has unanimously concluded that the proposed sale of substantially all of the Company’s assets is the best available alternative to maximize value for shareholders.

Under the New York Business Corporation Law, the Sale requires approval by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of common stock. Accordingly, the Company will be submitting the Sale to a shareholder vote via a proxy statement expected to be filed within the five business days following the filing date of this Current Report on Form 8-K. The Closing of the Sale would occur when/if the required number of affirmative shareholder votes is received and customary closing conditions are satisfied.

The total consideration for the Sale is $3 million in cash (the “Purchase Price”), plus the assumption by the Buyer of certain limited liabilities relating to the business. $300,000 of the Purchase Price will be held back in a retention fund to cover potential indemnification claims during the six months following Closing. The amount of consideration paid in connection with the Sale was determined in arm’s-length negotiations between the Company and the Buyer.

The Buyer has already advanced $715,000 of the Purchase Price to the Company in the form of loans. Provided the Sale is completed, at the Closing, the Buyer will waive any interest that may be due on the loans. Therefore, excluding the hold back, the remaining $2.7 million of the Purchase Price, less the loans advanced (or $1,985,000), will be paid to the Company at Closing.

The Board believes the Company’s status as a fully reporting public company is an asset which may be sufficiently attractive to induce others to enter into business combinations with the Company. The Company is exploring strategic transactions which may result in the Company entering into a new line of business (subject to specific competitive limitations under the Asset Purchase Agreement). The Company believes strategic acquisitions using the Company’s publicly traded stock as transaction consideration could enhance shareholder value. Nonetheless, the Board may later determine to dissolve the Company and distribute its remaining assets to the Company’s shareholders if the Company is unable to make any strategic acquisitions.

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In connection with the Sale, Melissa A. Waterhouse, the Chief Executive Officer of the Company, has agreed to enter into an employment agreement with the Buyer prior to the closing date.

For a more complete description of the terms of the Sale, reference is made to the Asset Purchase Agreement, which is incorporated by reference as Exhibit 2.1 to this Current Report on Form 8-K as indicated in Item 9.01 below.

Item 9.01 Exhibits

(d) Exhibits

2.1	Asset Purchase Agreement, dated December 19, 2022, between the Company and Healgen Scientific Limited Liability Company*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Asset Purchase Agreement have been omitted from this Report and will be furnished supplementally to the Securities and Exchange Commission upon request by the Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: December 20, 2022	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse Chief Executive Officer

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